Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011, 333-75883, and 333-64494) on Forms S-8 of Bed Bath & Beyond Inc. of our reports dated March 29, 2002, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of March 2, 2002 and March 3, 2001, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended March 2, 2002 and the related schedule, which reports appear or are incorporated by reference in the March 2, 2002 annual report on Form 10-K of Bed Bath & Beyond Inc.

/s/ KPMG LLP
New York, New York
May 31, 2002